Exhibit 99.3

The following letter was sent by e-mail to all employees of Jazz Pharmaceuticals, Inc. on September 19, 2011.

Dear Jazzicians:

I am excited to let you know that Jazz Pharmaceuticals has entered into a merger agreement with Azur Pharma Limited, an Irish specialty pharmaceutical company; the companies will combine to become Jazz Pharmaceuticals plc (see attached press release).

With this exciting transaction, we are paving the way for long-term growth and continuing to pursue our company’s mission to identify, develop and commercialize specialty pharmaceutical products for unmet patient needs. Upon closing, we will have a diversified portfolio of 12 products in the CNS and women’s health areas, building on our already strong commercial engine and experience. And, more products means we are able to help more patients, consistent with our mission and values.

We will also have more resources to invest in future research and development projects in order to build and sustain a robust pipeline of compelling development opportunities. And, as a direct result of this transaction, we would have some very interesting franchise management opportunities to pursue in support of the Azur product portfolio.

The merger will also bring us new colleagues from a company whose business and mission are a good fit with ours. We’ll be adding more depth in key areas, including business development and medical/clinical science liaisons. With multiple locations and a broader business, we’ll also have more opportunities for learning and development – helping to continue to make Jazz Pharmaceuticals a great place to work.

The combined company will be headquartered in Ireland with two subsidiaries in the U.S.: Jazz Pharmaceuticals in Palo Alto and Azur Pharma in Philadelphia. I will continue in my role as Chairman & CEO, leading a management team strengthened by the addition of executives from Azur.

It’s been clear to me as we’ve spent time with the team at Azur Pharma that our companies have similar views on the key elements of vision and strategy. The management philosophy and values at Azur, including dedication to patients, employees and compliance, are strongly aligned with ours. Our corporate culture, emphasizing collaboration, integrity, open communication and development of people, will continue to be of paramount importance as we move forward.

Emails to the home office and field will go out shortly inviting each of you to a call or meeting where you will be able to learn more about the transaction. I look forward to talking with you and to answering some of the questions you may have.

Congratulations to all on this important day in the history of Jazz Pharmaceuticals.

All the best,

Bruce